Exhibit 12.1

STATEMENT REGARDING COMPILATION OF NOTICES OF EARNING
TO FIXED CHARGES AND PREFERENCE DIVIDENDS

Ratio of Earnings to Fixed Charges and Preference Dividends

										Nine Months
	Year Ended March 31,									December 31,
	2006		2005		2004		2003		2002	2006

Earnings
Net loss	$(37,149,174)		$(9,859,352)		$(22,490,577)		$(41,227,305)		$(57,372,215)	$(10,690,400)
Plus: Income taxes	—		—		—		—		—	135,000
Fixed charges	27,236,247		18,703,974		17,224,922		13,007,683		12,975,450	22,231,952
Less: Interest capitalized	—		—		—		—		(891,644)	—

	$(9,912,927)		$8,844,622		$(5,265,655)		$(28,219,622)		$(45,288,409)	$11,676,552

Fixed Charges
Interest expense	$25,048,519		$15,493,610		$14,624,922		$11,007,683		$9,750,473	$20,397,985
Interest capitalized	—		—		—		—		891,644	—
Interest included in rent expense (33%)	2,187,728		3,210,364		2,600,000		2,000,000		2,333,333	1,833,967

Total fixed charges	$27,236,247		$18,703,974		$17,224,922		$13,007,683		$12,975,450	$22,231,952

Preference Dividends
Series H	29,988		29,988		29,988		29,988		26,741	12,495
Series I	726,889		915,250		1,158,244		160,000		160,000	487,500

Total preference dividends	$756,877		$945,238		$1,188,232		$189,988		$186,741	$499,995

Ratio of earnings to fixed charges	—	(a)	—	(b)	—	(c)	—	(d)	— (e)	—	(f)

Ratio of earnings to combined fixed charges and preference dividends	—	(a)	—	(b)	—	(c)	—	(d)	— (e)	—	(f)

(a)	Due to our loss in 2006, the ratio coverage for both ratios was less than 1:1. The fixed charges exceeded earnings by $37.1 million and the combined fixed charges and preference dividends exceeded earnings by $37.9 million.

(b)	Due to our loss in 2005, the ratio coverage for both ratios was less than 1:1. The fixed charges exceeded earnings by $9.9 million and the combined fixed charges and preference dividends exceeded earnings by $10.8 million.

(c)	Due to our loss in 2004, the ratio coverage for both ratios was less than 1:1. The fixed charges exceeded earnings by $22.5 million and the combined fixed charges and preference dividends exceeded earnings by $23.7 million.

(d)	Due to our loss in 2003, the ratio coverage for both ratios was less than 1:1. The fixed charges exceeded earnings by $41.2 million and the combined fixed charges and preference dividends exceeded earnings by $41.4 million.

(e)	Due to our loss in 2002, the ratio coverage for both ratios was less than 1:1. The fixed charges exceeded earnings by $58.3 million and the combined fixed charges and preference dividends exceeded earnings by $58.5 million.

(f)	Due to our loss in the nine months ended December 31, 2006, the ratio coverage for both ratios was less than 1:1. The fixed charges exceeded earnings by $10.6 million and the combined fixed charges and preference dividends exceeded earnings by $11.1 million.